Exhibit 3.1

DELAWARE
The First State
I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF
DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “APACHE CORPORATION”, FILED IN THIS OFFICE ON THE TWENTY-THIRD DAY OF FEBRUARY, A.D. 2010, AT 1:05 O’CLOCK P.M.
     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

[Seal]

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State
AUTHENTICATION: 7829140

0482215 8100	DATE: 02-23-10
100186829
You may verify this certificate online
at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:04 PM 02/23/2010
FILED 01:05 PM 02/23/2010
SRV 100186829 – 0482215 FILE
RESTATED
CERTIFICATE OF INCORPORATION
OF
APACHE CORPORATION
     APACHE CORPORATION, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
     1. The name of the corporation is Apache Corporation and the name under which this corporation was originally incorporated was Apache Oil Corporation. The date of filing of its original Certificate of Incorporation with the Secretary of State was the 6th day of December, 1954.
     2. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Certificate of Incorporation of this corporation as heretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.
     3. The text of the Certificate of Incorporation, as amended or supplemented heretofore, is hereby restated without further amendments or changes to read as herein set forth in full:
     FIRST. The name of the corporation is APACHE CORPORATION.
     SECOND. The Registered Office in the state of Delaware is located at the Corporation Trust Center, 1209 Orange Street, in the county of New Castle, Wilmington, Delaware 19801. The Registered Agent at that address is The Corporation Trust Company.
     THIRD. The nature of the business, or objects or purposes to be transacted, promoted or carried on are: To engage in the leasing as principal, trustee, agent and/or nominee of lands believed to contain petroleum, oils, and gas; the improving, mortgaging, leasing, assigning, and otherwise disposing of the same; the prospecting, drilling, pumping, piping, storing, refining, and selling, both at wholesale and retail, of oils and gas; the buying, otherwise acquiring, selling, and otherwise disposing of any and all real estate and personal property for use in the business of the company; the construction of any and all buildings, pipe lines, pumping stations, and storage tanks, and any and all other buildings required in carrying on the business of the company; the acting as trustee or agent for holders of oil lands in the receiving and disbursement of funds to be used in drilling for the common benefit of the land holders.

     To buy, acquire, sell, retain, deal in, or otherwise dispose of absolutely or contingently, petroleum and/or gas properties and interests (whether like or different), and any right, title, or interest therein.
     To purchase, sell and own royalties in oil and gas lands and leases; to pay mortgages, notes, taxes, assessments, and other charges that are or may become a lien or charge against any lands or leases in which this company may have a royalty interest.
     To engage in the purchasing, leasing or otherwise acquiring, owning, holding, operating, developing, mortgaging, pledging, exchanging, selling, transferring, or otherwise disposing of, and investing, trading or dealing in real and personal property of every kind and description or any interest therein; the acting as trustee or agent for holders of interests in such real and personal property in the receiving and disbursement of funds to be used in connection therewith.
     To act as agent for others in purchasing, selling, renting and managing real estate and leasehold or other interests therein; in negotiating loans on real estate and leasehold or other interests therein, in lending money secured by bonds or notes secured by mortgages or trust deeds on such real estate or leasehold or other interest therein, or on the mortgage bonds of industrial or railroad companies or of any public service corporation, or on any state, municipal or quasi-municipal bonds, or in the buying, selling, pledging, mortgaging or otherwise dealing in any such securities, and to act as trustee in connection with any of the foregoing securities.
     To carry on the business of a telephone, telegraph, radio, television, electrical light, heat and power, natural gas heat and power, and/or water supply company, and in establishing, working, managing, controlling and regulating exchanges and works for the supply and transmission of telephone, telegraph, radio and television impulses, and for the supply of electric light, heat and power, natural gas heat and power, and/or water for public or private purposes, use and consumption.
     To engage in the underwriting, buying, selling and rediscounting of notes, drafts, bills of exchange, stocks, bonds, securities and chooses in action as a broker and dealer in securities.
     To acquire, and pay for in cash, stock or bonds of this Corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation.
     To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses, franchises and privileges, inventions, improvements and processes, copyrights, trademarks and trade names, relating to or useful in connection with any business of this corporation.
     To acquire by purchase, subscription, participation, or otherwise, and to receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge or otherwise dispose of or deal in and with any of the shares of the capital stock, or any voting trust certificates in respect of the shares of capital stock, script, warrants, rights, bonds, debentures, notes, trust receipts, and other securities, obligations, chooses in action and evidences of indebtedness or interest issued or created by any corporations, joint stock companies, partnerships, limited partnerships, syndicates, associations, firms, trusts or persons, public or private, or by the government of the United States of America, or by any foreign government, or by any state, territory, province, municipality or other political subdivision or by any governmental agency, and as owner thereof to possess and exercise all the rights, powers and privileges of ownership, including the right to execute consents and vote thereon and to do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement in value thereof.
     To enter into, make and perform contracts of every kind and description with any person, firm, association, corporation, municipality, county, state, body politic or government or colony or dependency thereof.
     To borrow or raise monies for any of the purposes of the Corporation and, from time to time to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the Corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligations of the Corporation for its corporate purposes.
     To purchase, hold, sell and transfer the shares of its own capital stock; provided it shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of its capital except as otherwise permitted by law, and provided further that shares of its own capital stock belonging to it shall not be voted upon directly or indirectly.
     To have one or more offices, to carry on all or any of its operations and business and to purchase or otherwise acquire, hold, own, mortgage, sell, convey or otherwise dispose of, real and personal property of every class and description in any of the states, districts, territories or colonies of the United States, and in any and all foreign countries, subject to the laws of such state, district, territory, colony or country.
     In general, to carry on any other business in connection with the foregoing, and to have and exercise all the powers conferred by the laws of Delaware upon corporations formed under the General Corporation Law of the State of Delaware, and to do any or all things hereinbefore set forth to the same extent as natural persons might or could do.
     The objects and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in no wise limited or restricted by reference from, the terms of any other clause in this Certificate of Incorporation, but the objects and purposes specified in each of the foregoing clauses of this article shall be regarded as independent objects and purposes.

     FOURTH. The total number of shares of all classes of stock which this corporation shall have authority to issue is 435,000,000 which shall be divided into (a) 430,000,000 shares of common stock having a par value of $0.625 per share and (b) 5,000,000 shares of no par value preferred stock.
     A description of the different classes of stock of the Corporation, a statement of the relative rights of the holders of stock of such classes, and a statement of the voting powers and the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the various classes of stock are as follows:
     A. Shares of the Preferred Stock may be issued by the Board of Directors of the Corporation with such voting powers, full or limited or without voting powers and in such classes and series and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors of the Corporation.
     B. A holder of the Common Stock of the Corporation shall be entitled to one vote for each and every share of Common Stock standing in his name at any and all meetings of stockholders of the Corporation.
     C. Shares of the voting stock of the Corporation shall not be voted cumulatively.
     D. Except as provided in Paragraph A of this Article FOURTH, shares of stock of the Corporation do not carry pre-emptive rights.
     E. There shall be set forth on the face or back of each certificate for shares of stock of the Corporation a statement that the Corporation will furnish without charge to each stockholder who so requests, the designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights, provided, however, that there shall be no lien in favor of the Corporation upon the shares represented by any such certificate and there shall be no restriction upon the transfer of shares so represented by virtue of any by-law of the Corporation unless such lien or restriction is stated upon the certificate.
Series A Junior Participating Preferred Stock
     1. Designation and Amount. There shall be a series of Preferred Stock, no par value per share, that shall be designated as “Series A Junior Participating Preferred Stock,” and the number of whole shares constituting such series shall be 100,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series A Junior Participating Preferred Stock to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants, or upon conversion of outstanding securities issued by the Corporation.

     2. Dividends and Distribution.
          (A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Junior Participating Preferred Stock with respect to dividends, the holders of record of shares of Series A Junior Participating Preferred Stock as of the close of business on the last Business Day of December, March, June and September in each year, in preference to the holders of shares of any class or series of stock of the Corporation ranking junior to the Series A Junior Participating Preferred Stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last Business Day of January, April, July and October in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $100 or (b) the Adjustment Number (as defined below) times the aggregate per share amount of all cash dividends, and the Adjustment Number times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, par value $0.625 per share, of the Corporation (the “Common Stock”) since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock. The “Adjustment Number” shall be 10,000.
          (B) The Corporation shall declare a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).
          (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.
3.	Voting Rights. The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:
          (A) Each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to a number of votes equal to the Adjustment Number on all matters submitted to a vote of the stockholders of the Corporation.
          (B) Except as required by law and by Section 10 hereof, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.
     4. Certain Restrictions.
          (A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not
               (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;
               (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; or
               (iii) purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of Series A Junior

Participating Preferred Stock, or to such holders and holders of any such shares ranking on a parity therewith, upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.
          (B) The Corporation shall not permit any subsidiary or other affiliate controlled by the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.
     5. Reacquired Shares. Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired promptly after the acquisition thereof. All such shares shall upon their retirement become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to any conditions and restrictions on issuance set forth herein.
     6. Liquidation, Dissolution or Winding Up. (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series A Liquidation Preference”). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) the Adjustment Number. Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of (1) Series A Junior Participating Preferred Stock and (2) Common Stock, respectively, (a) holders of Series A Junior Participating Preferred Stock and (b) holders of shares of Common Stock shall, subject to the prior rights of all other series of Preferred Stock, if any, ranking prior thereto, receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to (x) the Series A Junior Participating Preferred Stock and (y) the Common Stock, on a per share basis, respectively.

          (B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, that rank on a parity with the Series A Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.
          (C) Neither the merger or consolidation of the Corporation into or with another corporation nor the merger or consolidation of any other corporation into or with the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 6.
     7. Consolidation, Merger, Etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to the Adjustment Number times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.
     8. No Redemption. Shares of Series A Junior Participating Preferred Stock shall not be subject to redemption by the Company.
     9. Ranking. The Series A Junior Participating Preferred Stock shall rank junior to all other series of the Corporation’s Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise, and shall rank senior to the Common Stock as to such matters.
     10. Amendment. At any time that any shares of Series A Junior Participating Preferred Stock are outstanding, the Restated Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.
     11. Fractional Shares. Series A Junior Participating Preferred Stock may be issued in fractions of a share that shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.

     FIFTH. The minimum amount of capital with which the Corporation will commence business is One thousand Dollars ($1,000.00).
     SIXTH. The names and places of residence of the original incorporators were as follows:

Names	Residences
H. K. Webb	Wilmington, Delaware

H. C. Broadt	Wilmington, Delaware

A. D. Atwell	Townsend, Delaware
     SEVENTH. The Corporation is to have perpetual existence.
     EIGHTH. The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.
     NINTH. The number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the directors then in office.
     At each annual meeting of shareholders commencing in 1986, the terms of office for which candidates are nominated and elected shall be divided so that as nearly as numerically possible the terms of office of one-third of the total number of directors elected and serving upon completion of such election will expire at the annual meeting of shareholders next following the date of such election, and one-third each at each of the two next ensuing annual meetings of shareholders.
     A majority of the directors then in office, in their sole discretion and whether or not constituting less than a quorum, may elect a replacement director to serve during the unexpired term of any director previously elected whose office is vacant as a result of death, resignation, retirement, disqualification, removal or otherwise, and may elect directors to fill any newly created directorships created by the Board. At any election of directors by the Board of Directors to fill any vacancy caused by an increase in the number of directors, the terms of office for which candidates are nominated and elected shall be divided as set forth in the immediately preceding paragraph.
     Each director shall be elected and serve until his successor shall have been duly elected and qualified unless he shall have resigned, become disqualified, deceased or disabled, or shall otherwise have been removed from office.
     In furtherance and not in limitations of the powers conferred by statute, the Board of Directors is expressly authorized:

     To make, alter or repeal the by-laws of the Corporation.
     To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.
     To set apart out of any of the funds of the Corporation available for dividends, a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.
     By resolution passed by a majority of the whole Board, to designate one or more committees, each committee to consist of two or more of the directors of the Corporation, which, to the extent provided in the resolution or in the by-laws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the by-laws of the Corporation or as may be determined from time to time by resolution adopted by the Board of Directors.
     When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders’ meeting duly called for that purpose, to sell, lease or exchange all of the property and assets of the Corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration which may be in whole or in part shares of stock in, and/or other securities of, any other corporation or corporations, as its Board of Directors shall deem expedient and for the best interest of the Corporation.
     Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of four-fifths of all classes of stock of the Corporation entitled to vote in the election of directors, considered as one class, shall be required to alter, amend, or adopt any provision inconsistent with or repeal this Article NINTH.
     In the absence of fraud no contract or other transaction between this Corporation and any other corporation shall be affected by the fact that any director of this Corporation is interested in, or is a director or officer of, such other corporation, and any director, individually or jointly, may be a party to, or may be interested in, any contract or transaction of this Corporation or in which this Corporation is interested; and no contract, or other transaction of this Corporation with any person, firm, or corporation, shall be affected by the fact that any director of this Corporation is a party to, or is interested in, such contract, act, or transaction, or in any way connected with such person, firm, or corporation, and every person who may become a director of this Corporation is hereby relieved from any liability that might otherwise exist from contracting with the Corporation for the benefit of himself or any firm, association, or corporation in which he may be in any way interested.
     TENTH. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this

Corporation under the provisions of Section 291 of Title 8 of the Delaware Code, or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.
     ELEVENTH. Meetings of stockholders may be held outside the state of Delaware, if the by-laws so provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the state of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation. Election of directors need not be by ballot unless the by-laws of the Corporation shall so provide.
     TWELFTH. A. Except as set forth in this article, the affirmative vote or consent of the holders of four-fifths of all classes of stock of the Corporation entitled to vote in elections of directors, considered for the purposes of this article as one class, shall be required (a) for the adoption of any agreement for the merger or consolidation of the Corporation with or into any other corporation, or (b) to authorize any sale or lease of all or any substantial part of the assets of the Corporation to, or any sale or lease to the Corporation or any subsidiary thereof in exchange for securities of the Corporation of any assets (except assets having an aggregate fair market value of less than $5,000,000) of, any other corporation, person or other entity if, in either case, as of the record date for the determination of stockholders entitled to vote thereon or consent thereto, such other corporation, person or entity is the beneficial owner, directly or indirectly, of more than 5% of the outstanding shares of stock of the Corporation entitled to vote in elections of directors considered for the purposes of this article as one class. Such affirmative vote or consent shall be in addition to the vote or consent of the holders of the stock of the Corporation otherwise required by law or any agreement between the Corporation and any national securities exchange.
     B. For the purpose of this article, (a) any corporation, person or other entity shall be deemed to be the beneficial owner of any shares of stock of the Corporation (i) which it has the right to acquire pursuant to any agreement or upon exercise of conversion rights, warrants or options or otherwise, or (ii) which are beneficially owned directly or indirectly (including shares deemed owned through application of clause (i) above), by any other corporation, person or entity with which it or its “affiliate” or “associate” (as defined below) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of stock of the Corporation or which is its “affiliate” or “associate” as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect at the date of adoption of this article by the shareholders of the Corporation, and (b) the outstanding shares of any class of stock of the Corporation shall include shares deemed owned through application of clauses (i) and (ii) above but shall not include any other shares which may be issuable pursuant to any agreement, or upon exercise of conversion rights, warrants or options or otherwise.
     C. The Board of Directors shall have the power and duty to determine for the purposes of this article, on the basis of information known to the Corporation, whether (a) such other corporation, person or entity beneficially owns more than 5% of the outstanding shares of stock of the Corporation entitled to vote in elections of directors, (b) a corporation, person or entity is an “affiliate” or “associate” (as defined above) of another, (c) the assets being acquired by the Corporation or any subsidiary thereof have the aggregate fair market value of less than $5,000,000, and (d) the memorandum of understanding referred to below is substantially consistent with the transaction covered thereby. Any such determination shall be conclusive and binding for all purposes of this article.
     D. The provisions of this article shall not be applicable to (a) any merger or consolidation of the Corporation with or into any other corporation, or any sale or lease of all or any substantial part of the assets of the Corporation or any subsidiary thereof in exchange for securities of the Corporation or of any assets of, any corporation, if the Board of Directors of the Corporation shall by resolution have approved a memorandum of understanding with such other corporation with respect to and substantially consistent with such transaction prior to the time that such other corporation shall have become a holder of more than 5% of the outstanding shares of stock of the Corporation entitled to vote in elections of directors; (b) any merger or consolidation of the Corporation with, or any sale or lease to the Corporation or any subsidiary thereof of any of the assets of, any corporation of which a majority of the outstanding shares of all classes of stock entitled to vote in elections of the directors is owned of record or beneficially by the Corporation and its subsidiaries.
     E. No amendment to the Certificate of Incorporation of the Corporation shall amend, alter, change or repeal any of the provisions of this article, unless the amendment effecting such amendment, alteration, change or repeal shall receive the affirmative vote or consent of the holders of four-fifths of all classes of stock of the Corporation entitled to vote in elections of directors, considered for the purposes of this article as one class.
     THIRTEENTH. The Corporation reserves the right, except as herein provided, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
     FOURTEENTH. A. Any resolution adopted by the Board of Directors in connection with a Second Tier Transaction shall include provisions assuring that each holder of Common Stock (other than a Related Person) shall have the right (which right may be an alternative to other options offered to such holder) to receive not less than the highest price paid by, and to receive terms not less favorable than the most favorable terms granted by, any Related Person in connection with the acquisition of Common Stock pursuant to a Tender Offer.

     B. The term “Related Person” means any corporation, person or other entity that has Beneficial Ownership, directly or indirectly, of more than 5% of the outstanding Voting Stock. In determining the outstanding Voting Stock, there shall be included Voting Stock as to which a Related Person has Beneficial Ownership, but there shall not be included any other Voting Stock which may be issuable pursuant to any agreement, or upon exercise of conversion rights, warrants or options or otherwise. The Board of Directors shall have the power and duty to determine for the purposes of this article, on the basis of information known to the Corporation, whether (a) such other corporation, person or entity has Beneficial Ownership of more than 5% of the outstanding Voting Stock, or (b) a corporation, person or entity is an “affiliate” or “associate” (as defined below) of another for purposes of determining Beneficial Ownership. Any such determination shall be conclusive and binding for all purposes of this article.
     The term “Beneficial Ownership” shall include without limitation: (i) all Voting Stock directly or indirectly owned by a person or entity, by an “affiliate” or “associate” of a person or entity, (as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect at the date of adoption of this article); (ii) all Voting Stock which such person or entity, affiliate or associate has the right to acquire (a) through the exercise of any option, warrant or right (whether or not currently exercisable), (b) through the conversion of a security, (c) pursuant to the power to revoke a trust, discretionary account, or similar arrangement; and (iii) all Voting Stock as to which such person or entity, affiliate or associate, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise (including without limitation any written or unwritten agreement to act in concert) has or shares voting power (which includes the power to vote or to direct the voting of such Voting Stock) or investment power (which includes the power to dispose or to direct the disposition of such Voting Stock) or both.
     The term “Second Tier Transaction” means, at such time that there is a Related Person which has acquired Voting Stock by means of a Tender Offer, (a) the adoption, or submission to the shareholders of the Corporation for approval, or any agreement or plan for the merger, consolidation or reorganization of the Corporation with or into any other corporation or entity, or (b) the authorization of any sale or lease of all or substantially all of the assets of the Corporation or (c) the issuance or sale by the Corporation of any equity security (as that term is defined in the Securities Exchange Act of 1934, as amended) to a Related Person or any affiliate or associate of a Related Person under circumstances that holders of Voting Stock do not have the opportunity to purchase such equity on a pro rata basis.
     The term “Tender Offer” means any tender offer for, or request or invitation for tenders of, Voting Stock, within the meaning of Section 14(d)(1) of the Securities Exchange Act of 1934, as amended, and any purchase or series of purchases of Voting Stock at or above then prevailing market prices for such Voting Stock pursuant to which more than 5% of the outstanding Voting Stock is acquired in any two-year period.
     The term “Voting Stock” means securities of the Corporation entitled under ordinary circumstances to vote in elections of directors, considered for the purposes of this article as one class.
     C. No amendment to the Certificate of Incorporation shall amend, alter, change or repeal any of the provisions of this article, unless the amendment effecting such amendment,

alteration, change or repeal shall receive the affirmative vote or consent of the holders of four-fifths of the Voting Stock and shall receive the affirmative vote or consent of a majority of all Voting Stock other than Voting Stock of which a Related Person has Beneficial Ownership.
     FIFTEENTH. A. Subject to Paragraph B below, the Corporation shall not acquire, directly or indirectly, any Voting Stock, by purchase, exchange or otherwise from any Related Person.
     B. This article shall not be applicable to any acquisition of Voting Stock (1) pursuant to a Tender Offer made to all holders of any class of Voting Stock on the same price, terms and conditions and, if for less than all of the Voting Stock, subject to pro rata acceptance (except as to holders of fewer than 100 shares), (2) in compliance with Rule 10b-18 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect at the date of adoption of this article, or (3) for a total consideration per share, including payment for legal fees, investment banking fees, brokerage fees and related costs and expenses of the holder in acquiring such Voting Stock, not in excess of the Market Value Per Share.
     C. The term “Related Person” means any corporation, person or entity that has Beneficial Ownership, directly or indirectly, of more than 5% of the outstanding Voting Stock. In determining the outstanding Voting Stock of the Corporation, there shall be included Voting Stock as to which a Related Person has Beneficial Ownership, but there shall not be included any other Voting Stock which may be issuable pursuant to any agreement, or upon exercise of conversion rights, warrants or options or otherwise. The Board of Directors shall have the power and duty to determine for the purposes of this article, on the basis of information known to the Corporation, whether (a) such other corporation, person or entity has Beneficial Ownership of more than 5% of the outstanding Voting Stock, or (b) a corporation, person or entity is an “affiliate” or “associate” (as defined below) of another for purposes of determining Beneficial Ownership. Any such determination shall be conclusive and binding for all purposes of this article.
     The term “Beneficial Ownership” shall include without limitation: (i) all Voting Stock directly or indirectly owned by a person or entity, by an “affiliate” or “associate” of a person or entity, (as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act, as amended, as in effect at the date of adoption of this article); (ii) all Voting Stock which such person or entity, affiliate or associate has the right to acquire (a) through the exercise of any option, warrant or right (whether or not currently exercisable), (b) through the conversion of a security, (c) pursuant to the power to revoke a trust, discretionary account, or similar arrangement; and (iii) all Voting Stock as to which such person or entity, affiliate or associate, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise (including without limitation any written or unwritten agreement to act in concert) has or shares voting power (which includes the power to vote or to direct the voting of such Voting Stock) or investment power (which includes the power to dispose or to direct the disposition of such Voting Stock) or both.
     The term “Market Value Per Share” means for the 30-day period immediately preceding the date on which Voting Stock is acquired (i) the average closing price on the Composite Tape for New York Stock Exchange Issues, (ii) if the Voting Stock is not quoted on the Composite Tape or is not listed on such Exchange, the average closing price on the principal United States securities exchange registered under the Securities Exchange Act of 1934, on which such stock is listed, (iii) if such stock is not listed on any such exchange, the average closing bid quotation on the National Association of Securities Dealers, Inc., Automated Quotations System or any comparable system then in use, or (iv) if no such quotations are available, the fair market value as determined by the Board of Directors in its discretion.
     The term “Voting Stock” means securities of the Corporation entitled under ordinary circumstances to vote in elections of directors, considered for the purposes of this article as one class.
     SIXTEENTH. Except as otherwise expressly provided in this Certificate of Incorporation, any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called annual or special meeting of the shareholders and may not be effected by any consent in writing by shareholders, and the affirmative vote of the holders of four-fifths of all classes of stock of the Corporation entitled to vote in elections of directors, considered as one class, shall be required to alter, amend, or adopt any provision inconsistent with, or to repeal, this Article SIXTEENTH.
     SEVENTEENTH. No director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect to which such director shall be liable under Section 174 of Title 8 of the Delaware Code (relating to the Delaware General Corporation Law) or any amendment thereto or successor provision thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, he (i) shall have breached his duty of loyalty to the Corporation or its stockholders, (ii) shall not have acted in good faith, or in failing to act, shall not have acted in good faith, (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law or (iv) shall have derived an improper personal benefit. Neither the amendment nor repeal of this Article SEVENTEENTH, nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article SEVENTEENTH, shall eliminate or reduce the effect of this Article SEVENTEENTH, in respect to any matter occurring, or any cause of action, suit or claim that, but for this Article SEVENTEENTH would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
     4. This Restated Certificate of Incorporation was duly adopted by the Board of Directors in accordance with Section 245 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said Apache Corporation has caused this Restated Certificate of Incorporation to be signed by Cheri L. Peper, its Corporate Secretary, and attested by Richard D. Black, its Assistant Secretary, this 23rd day of February 2010.

APACHE CORPORATION
By:	/s/ Cheri L. Peper
Cheri L. Peper
Corporate Secretary

ATTEST:
By:	/s/ Richard D. Black
Richard D. Black
Assistant Secretary